Exhibit 99.(d)(1)

VENERABLE VARIABLE INSURANCE TRUST

INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement (the “Agreement”), dated and effective as of September 4, 2024, is between Venerable Investment Advisers, LLC, a Delaware limited liability company (the “Investment Adviser”), and Venerable Variable Insurance Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Schedule A (the “Funds”).

In consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

1.	Appointment.

The Trust appoints the Investment Adviser as investment adviser with respect to each Fund’s assets for the period and on the terms set forth in this Agreement and the Investment Adviser accepts such appointment.

2.	Authority and Duties of the Investment Adviser.

(a)	The Investment Adviser agrees to furnish continuously an investment program for each Fund. In this regard the Investment Adviser will manage the investment and reinvestment of each Fund’s assets; determine what investments will be purchased, held, sold, or exchanged by each Fund and what portion, if any, of the assets of each Fund will be held uninvested; continuously review, supervise, and administer the investment program of each Fund; and supervise and arrange the day-to-day operations of each Fund. To carry out these obligations, the Investment Adviser will exercise full discretion and act for the Funds in the same manner and with the same force and effect as the Funds themselves might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions. No reference in this Agreement to the Investment Adviser having full discretionary authority over each Fund’s investments shall in any way limit the right of the Trust’s Board of Trustees, in its sole discretion, to establish or revise policies in connection with the management of a Fund’s assets or to otherwise exercise its right to control the overall management of a Fund.

(b)	The Trust constitutes and appoints the Investment Adviser as each Fund’s true and lawful representative and attorney-in-fact, with full power of delegation to any one or more permitted sub-advisers and/or money managers, in the Fund’s name, place and stead, to make, execute, sign, acknowledge and deliver all subscription and other agreements, contracts and undertakings on behalf of the Fund as the Investment Adviser may deem necessary or advisable for implementing the investment program of the Fund by purchasing, selling and redeeming its assets and placing orders for such purchases and sales.

(c)	Unless otherwise instructed by a Fund, the Investment Adviser shall have responsibility for voting proxies relating to the Fund’s portfolio holdings.

(d)	The Investment Adviser agrees that it will discharge its responsibilities under this Agreement subject to the supervision of the Trust’s Board of Trustees and in accordance with the terms hereof, the Trust’s Declaration of Trust and Bylaws, the investment objectives, policies, guidelines, and restrictions of the Fund, the Investment Company Act of 1940 (the “1940 Act”), the applicable rules and regulations of the Securities and Exchange Commission and other applicable federal and state laws, and any policies determined by the Trust’s Board of Trustees, all as from time to time in effect.

(e)	Subject to the prior approval of the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, and, to the extent required by the 1940 Act and the rules and regulations thereunder, subject to any applicable guidance, exemptive order or interpretation of the Securities and Exchange Commission or its staff, by the shareholders of the Fund, the Investment Adviser may delegate to a sub-adviser and/or money manager any of the Investment Adviser’s duties under this Agreement including the management of all or a portion of the assets being managed. In all instances, however, the Investment Adviser must oversee the provision of delegated services, bear the separate costs of employing any sub-adviser and/or money manager (provided that a Fund will remain responsible for its own expenses as described in Section 4 below), and no delegation will relieve the Investment Adviser of any of its obligations under this Agreement. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the 1940 Act, except to the extent otherwise permitted by any exemptive order of the Securities and Exchange Commission, or similar relief.

3.	Fee.

Each Fund will pay to the Investment Adviser, as compensation for the services rendered, an advisory fee, accrued daily and payable monthly in arrears, calculated at the annual rate of the Fund’s average daily net assets set forth in Schedule A. In the event the Investment Adviser is not acting as such for an entire calendar month, the advisory fee payable by a Fund for the calendar month will be prorated to reflect the portion of the calendar month in which the Investment Adviser is acting as such under this Agreement.

4.	Expenses.

(a)	Other than as specifically indicated in this Agreement, the Investment Adviser shall not be required to pay any expenses of the Trust or a Fund. The Investment Adviser shall bear its own operating and overhead expenses attributable to its duties hereunder (such as salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses). Neither the Trust nor the Funds are responsible for the overhead expenses of the Investment Adviser. The Investment Adviser may from time to time agree not to impose all or a portion of its advisory fee otherwise payable under this Agreement and/or undertake to pay or reimburse a Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Investment Adviser. Unless otherwise agreed, any advisory fee reduction or undertaking may be discontinued or modified by the Investment Adviser at any time.

(b)	Except as separately agreed between a Fund and the Investment Adviser, the Fund will bear all of the legal and other out-of-pocket expenses incurred in connection with the organization of the Fund and the offering of its shares. Each Fund will bear all of its ordinary administrative and operating expenses, including the advisory fee, risk management expenses, ordinary and recurring investment expenses, including custodial costs, brokerage costs, interest charges, consulting fees, legal fees, and compensation of members of the Trust’s Board of Trustees who are not directors, officers or employees of the Investment Adviser or of any “affiliated person” (other than a registered investment company) of the Investment Adviser; accounting and auditing expenses incurred in preparing, printing and delivering all reports (including such expenses incurred in connection with any fund document) and tax information for shareholders and regulatory authorities; and all filing costs, fees, travel expenses, and any other expenses that are directly related to the investment of a Fund’s assets. Each Fund will pay any extraordinary expenses it may incur including any litigation expenses. Nothing in this paragraph 4(b) will limit the generality of the first sentence of paragraph 4(a) of this Agreement. As used in this Agreement, the term “affiliated person” has the meaning set forth in the 1940 Act.

(c)	The Investment Adviser will place orders either directly with the issuer or with brokers or dealers selected by the Investment Adviser. In the selection of such brokers or dealers and the placing of such orders, the Investment Adviser will use its best efforts to obtain for a Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for a Fund the most favorable price and execution available, the Investment Adviser, bearing in mind the Fund’s best interests at all times, will consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions. The Investment Adviser will not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Investment Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Investment Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Adviser’s overall responsibilities with respect to the Fund and to other clients of the Investment Adviser as to which the Investment Adviser exercises investment discretion, consistent with Section 28(e) of the Securities Exchange Act of 1934 and any SEC staff interpretations thereof. In no instance, however, will the Fund’s securities be purchased from or sold to the Investment Adviser, or any “affiliated person” thereof, except to the extent permitted by the Securities and Exchange Commission or by applicable law.

5.	Other Activities and Investments.

(a)	The Investment Adviser and its affiliates and any of their respective members, partners, officers, and employees will devote so much of their time to the affairs of a Fund as in the judgment of the Investment Adviser the conduct of its business shall reasonably require, and none of the Investment Adviser or its affiliates shall be obligated to do or perform any act or thing in connection with the business of a Fund not expressly set forth herein.

(b)	The services of the Investment Adviser to a Fund are not to be deemed exclusive, and the Investment Adviser is free to render similar services to others so long as its services to the Fund are not impaired thereby. To the extent that affiliates of, or other accounts managed by, the Investment Adviser invest in underlying funds or other investment opportunities that limit the amount of assets and the number of accounts that they will manage, the Investment Adviser may be required to choose between a Fund and other accounts or affiliated entities in making allocation decisions. The Investment Adviser will make allocation decisions in a manner it believes to be equitable to each account. It is recognized that in some cases this may adversely affect the price paid or received by a Fund or the size or position obtainable for or disposed by the Fund. Nothing herein contained in this Section 5 shall be deemed to preclude the Investment Adviser or its affiliates from exercising investment responsibility, from engaging directly or indirectly in any other business, or from directly or indirectly purchasing, selling, holding, or otherwise dealing with any securities of underlying funds or other investment opportunities for the account of any such other business, for their own accounts, for any of their family members, or for other clients.

(c)	It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, director, officer or employee of, or be otherwise interested in, the Investment Adviser, and in any person controlled by or under common control with the Investment Adviser, and that the Investment Adviser and any person controlled by or under common control with the Investment Adviser may have an interest in a Fund. It is also understood that the Investment Adviser and any person controlled by or under common control with the Investment Adviser may have advisory, management, service, or other contracts with other organizations and persons and may have other interests and business.

6.	Reports and Other Information.

(a)	The Trust and the Investment Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with respect to their affairs as each may reasonably request. The Investment Adviser further agrees to furnish to the Trust, if applicable, the same such documents and information pertaining to any sub-adviser or money manager.

(b)	Any records required to be maintained and preserved pursuant to the provisions of Rules 31a-1 and 31a-2 under the 1940 Act that are prepared or maintained by the Investment Adviser (or any sub-adviser or money manager) on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request. The Investment Adviser further agrees to preserve the necessary records for the periods prescribed in Rule 31a-2 under the 1940 Act.

7.	Limitation of Liability.

Neither the Investment Adviser nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by a Fund or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Investment Adviser against any liability to the Fund or its shareholders resulting from any willful misfeasance, bad faith, or negligence in the performance of its duties or obligations hereunder, the reckless disregard of its duties or obligations hereunder, or breach of its fiduciary duty to the Fund or its shareholders.

8.	Independent Contractor.

For all purposes of this Agreement, the Investment Adviser shall be an independent contractor and not an employee or dependent agent of the Trust; nor shall anything herein be construed as making the Trust a partner or co-venturer with the Investment Adviser or any of its affiliates or clients. Except as provided in this Agreement, the Investment Adviser shall have no authority to bind, obligate, or represent the Trust or any Fund.

9.	Term; Termination; Renewal.

(a)       Unless otherwise terminated, this Agreement shall continue in effect with respect to a Fund for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the members of the Board of Trustees of the Fund who are not “interested persons” of the Trust or the Investment Adviser, in accordance with the requirements of the 1940 Act.

(b)       This Agreement may be terminated with respect to a Fund at any time by written notice to the Investment Adviser either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund.

(c)       This Agreement may be terminated by the Investment Adviser with respect to a Fund on ninety days’ written notice to the Trust (which notice may be waived by the Trust).

(d)       This Agreement shall automatically terminate in the event of its assignment.

Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. For purposes of this Section 9, the terms “assignment,” “interested persons,” and “vote of a majority of the outstanding voting securities” shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions or no-action positions as may be granted by the Securities and Exchange Commission or its staff under the 1940 Act.

10.	Amendment; Modification; Waiver.

This Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the parties hereto, and in compliance with applicable provisions of the 1940 Act.

11.	Use of the Name “Venerable.”

The Trust acknowledges that, as between the Trust and the Investment Adviser, the Investment Adviser owns and controls the term “Venerable.” The Investment Adviser grants to the Trust a royalty-free, non-exclusive license to use the term “Venerable” in the names of the Trust and the Funds for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement, be terminated by the Investment Adviser, in which event the Trust shall promptly take whatever action may be necessary (including calling a meeting of its Board of Trustees or shareholders) to change its name and to discontinue any further use of the term “Venerable.” The term “Venerable” may be used or licensed by the Investment Adviser in connection with any of its activities or licensed by the Investment Adviser to any other party.

12.	Notices.

Except as otherwise provided herein, all communications hereunder will be in writing and will be delivered by mail, hand delivery or courier, or electronically to the requisite party, using the contact information specified by such party.

13.	Governing Law.

This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware without regard to conflict of laws principles.

14.	Counterparts.

This Agreement may be executed in counterparts all of which together shall constitute one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VENERABLE INVESTMENT ADVISERS, LLC

By:	/s/ Michal Levy
Name:	Michal Levy
Title:	Head of VIA

VENERABLE VARIABLE INSURANCE TRUST

By:	/s/ John Bruggeman
Name:	John Bruggeman
Title:	Assistant Treasurer

SCHEDULE A

TO THE INVESTMENT MANAGEMENT AGREEMENT

DATED SEPTEMBER 4, 2024

BETWEEN

VENERABLE INVESTMENT ADVISERS, LLC

AND

VENERABLE VARIABLE INSURANCE TRUST

As compensation for its services under the Agreement, each Fund will pay the Investment Adviser a fee computed daily at the following annual rate based on the Fund’s average daily net assets:

FUND	FEE
Venerable High Yield Fund	0.65%
Venerable Large Cap Index Fund	0.15%
Venerable Moderate Allocation Fund	0.05%
Venerable Strategic Bond Fund	0.45%
Venerable US Large Cap Strategic Equity Fund	0.60%